Exhibit 99.1

SCOLR Pharma, Inc. Reports Second Quarter 2008 Financial Results

BELLEVUE, WA, August 7, 2008, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the three and six months ended June 30, 2008.  The Company will host a live conference call today, August 7, 2008, at 11:30 a.m. (Eastern Daylight Time).

Daniel O. Wilds, SCOLR Pharma's President and CEO, said, “We are pleased with the significant progress made during the second quarter maintaining a sharp focus on advancing our two lead product candidates, supporting our corporate partnerships and collaborations, aggressively managing our expenses, and assuring that we have sufficient operating capital through the end of 2009.

As reported during the period, we received the FDA’s response to our special protocol assessment that provided further Phase III study design clarity for our over-the-counter (OTC) 12-hour extended-release (ER) ibuprofen product candidate. Subsequently, we incorporated the FDA’s suggestions in our study protocol and initiated this important pivotal trial on June 30, 2008.  In addition, we announced the submission of an Abbreviated New Drug Application (ANDA) for our OTC 12-hour ER pseudoephedrine product candidate in early August. We also announced the buy-out of our corporate facility lease under which we will receive an aggregate of $4.1 million. By continuing to focus spending on our lead product candidates, limiting additional drug development initiatives to those already partnered and in active collaborations, we expect that the net proceeds from the lease buy-out and current financial resources together with continuing expense management will be sufficient to fund our operations through 2009. ”

Total revenues, which consist of royalty revenue from our collaboration agreements, decreased 34%, or $142,485 to $279,571 for the three months ended June 30, 2008, compared to $422,056 for the same period in 2007. This decrease is primarily due to lower royalty income from our relationship with Perrigo. However, royalty income increased 5%, or $14,016 to $279,571 in the three months ended June 30, 2008, compared to $265,555 for the first quarter of 2008 as Perrigo increased sales to a major national retailer.

Total revenues of $545,126 decreased 65% or $996,849 for the six months ended June 30, 2008, compared to $1.5 million for the same period in 2007. The higher total revenues for 2007 were primarily due to approximately $795,000 of research and development fees and licensing revenues from an agreement terminated in the first quarter of 2007.

Net loss increased less than 1%, or $1,380 to $2.1 million for the three months ended June 30, 2008, compared to $2.1 million for the same period in 2007.  Net loss for the six months ended June 30, 2008, increased 2%, or $98,429 to $4.1 million compared with a net loss of $4.0 million for the same period in 2007. The increased losses were primarily due to lower revenues and other income, offset by lower operating costs.

Total operating expenses for the second quarter of 2008 decreased 7% to $2.5 million compared to $2.7 million for the same period in 2007. Operating expenses decreased 19% to $4.8 million for the six months ended June 30, 2008 from $5.9 million for the same period in 2007. The decreases in operating expenses were primarily due to reductions in advertising and tradeshow expense, research and development, and outside services.

In May 2008, we entered into an agreement to terminate the existing lease of our corporate facility for consideration of $4.1 million. Under the terms of the agreement, $1.0 million was paid upon execution of the agreement and the remaining $3.1 million is due when we vacate the premises, at which time the amount will be recognized as a gain.

We had approximately $8.0 million in cash and cash equivalents, and $564,000 in restricted cash as of June 30, 2008. In addition, we expect to receive an additional $3.1 million in October 2008, related to our Lease Termination Agreement.  We believe that our cash, cash equivalents and short-term investments will be sufficient to fund our operations at planned levels through the end of 2009.

Conference Call

As previously announced, SCOLR Pharma will host a conference call on August 7, 2008, at 11:30 a.m. (Eastern Daylight Time). Shareholders and other interested parties may participate in the conference call by dialing +1 888 680 0878 (domestic) or +1 617 213 4855 (international) and entering access code 26733631, a few minutes before 11:30 a.m. ET on August 7, 2008. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com or www.scolr.com.

A replay of the conference call will be accessible two hours after its completion through August 21, 2008, by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 55141034. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com or www.scolr.com.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the adequacy of our capital resources to fund our operations. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Financial Information

SCOLR Pharma, Inc.

BALANCE SHEET

	June 30, 2008 (Unaudited)	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$8,024,052	$11,825,371
Accounts receivable	276,848	225,900
Interest and other receivables	1,295	16
Prepaid expenses and other assets	576,176	432,213
Total current assets	8,878,371	12,474,500

Property and Equipment — net of accumulated depreciation of $1,132,711 and $964,738, respectively	580,958	748,931
Intangible assets — net of accumulated amortization of $422,087 and $385,452, respectively	515,663	464,023
Restricted cash	564,000	—
	$10,538,992	$13,687,454
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$230,320	$757,420
Accrued expenses	454,956	586,849
Deferred gain – lease termination	1,000,000	—
Current portion of term loan	83,858	80,047
Total current liabilities	1,769,134	1,424,316
Long-term portion of term loan	68,216	111,119
Total liabilities	1,837,350	1,535,435

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $.001 par value, 41,130,270 and 40,991,385 issued and outstanding as of June 30, 2008, and December 31, 2007, respectively	41,130	40,991
Additional paid-in capital	70,601,489	69,945,666
Accumulated deficit	(61,940,977)	(57,834,638)
Total stockholders’ equity	8,701,642	12,152,019
	$10,538,992	$13,687,454

SCOLR Pharma, Inc.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues
Licensing fees	$—	$—	$—	$173,077
Royalty income	279,571	422,056	545,126	747,676
Research and development income	—	—	—	621,222
Total revenues	279,571	422,056	545,126	1,541,975

Operating expenses
Marketing and selling	191,047	225,374	428,739	475,256
Research and development	1,197,321	1,377,499	2,080,533	3,173,374
General and administrative	1,062,646	1,112,244	2,294,930	2,288,742
Total operating expenses	2,451,014	2,715,117	4,804,201	5,937,372
Loss from operations	(2,171,443)	(2,293,061)	(4,259,076)	(4,395,397)

Other income (expense)
Interest income	59,353	185,345	159,671	390,321
Interest expense	(3,859)	(5,615)	(8,172)	(5,775)
Other	1,238	—	1,238	2,941
Total other income (expense)	56,732	179,730	152,737	387,487
Net loss	$(2,114,711)	$(2,113,331)	$(4,106,339)	$(4,007,910)
Net loss per share, basic and diluted	$(0.05)	$(0.06)	$(0.10)	$(0.11)
Shares used in computing basic and diluted net loss per share	41,042,090	38,130,640	41,033,770	38,107,698

Contact:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com